STOCK REDEMPTION AGREEMENT

        This Stock Redemption Agreement (the “Agreement”) is made as of the 13th day of November, 2006, by and between MTS Medication Technologies, Inc., a Delaware corporation (f/k/a Medical Technology Systems, Inc.) (the “Corporation”), and Eureka I, L.P., a Delaware limited partnership (the “Selling Stockholder”).

Background

        The Selling Stockholder owns two thousand shares of Series A Convertible Participating Preferred Stock of the Corporation (the “Subject Shares”). The Selling Stockholder desires to sell and transfer to the Corporation, and the Corporation desires to redeem and acquire from the Selling Stockholder, in exchange for the consideration described in this Agreement, the Subject Shares, pursuant to the terms and subject to the conditions set forth in this Agreement. In consideration of the mutual agreements, covenants and provisions set forth below, the parties to this Agreement agree for themselves and their respective heirs, executors, administrators, successors and assigns, as follows:

Terms

ARTICLE I

THE TRANSACTION

    1.01        Redemption of the Subject Shares. On the Closing Date (defined below), pursuant to the terms and subject to the conditions contained in this Agreement, the Selling Stockholder shall sell, assign, transfer, convey and deliver to the Corporation, and the Corporation shall redeem, acquire and accept from the Selling Stockholder, all of the Selling Stockholder’s right, title and interest in and to the Subject Shares free and clear of all liens, pledges, claims, options, charges or encumbrances of any type, for the consideration specified in Section 1.02 of this Agreement, to be paid as provided in Section 1.02 of this Agreement.

    1.02        Purchase Price. The aggregate purchase price for the Subject Shares shall be six million four hundred eighty three thousand and forty six dollars ($6,483,046) (the “Purchase Price). In addition, the Corporation shall pay a transfer fee in the amount of twenty thousand dollars ($20,000) (the “Transaction Fee”) to the Selling Stockholder. The Purchase Price and the Transaction Fee shall be payable by the Corporation by wire transfer at the Closing.

    1.03        Closing Date. The closing shall be held at the offices of Holland & Knight, LLP, Suite 4100, 100 North Tampa Street, Tampa, Florida 33602 on or before December 29, 2006(the “Closing” or the “Closing Date”). Either party (if such party is not then in breach of this Agreement) may terminate this Agreement if the Closing has not occurred by the close of business on December 29, 2006

    1.04        Documents to be Delivered by the Selling Stockholder. In addition to, and without limiting any of the provisions of this Agreement, the Selling Stockholder agrees to deliver, or cause to be delivered, to the Corporation, on the Closing Date, the following:

(a)	The original certificates representing all of the Subject Shares, duly endorsed in blank or with separate stock powers duly endorsed in blank; and

(b)	The mutual release, by and between the Selling Stockholder and the Corporation substantially in the form of Exhibit A attached to this Agreement (the “Mutual Release”) duly executed by the Selling Stockholder.

    1.05        Documents to be Delivered by the Corporation. In addition to, and without limiting any other provision of this Agreement, the Corporation agrees to deliver, or cause to be delivered, to the Selling Stockholder, on the Closing Date, the following:

(a)	The Purchase Price and the Transaction Fee in accordance with Section 1.02 hereof; and

(b)	The Mutual Release duly executed by the Corporation.

    1.06        Items to be Delivered by the Selling Stockholder and the Corporation. The Selling Stockholder and the Corporation agree to deliver such other instruments, certificates and documents as the other party or its counsel may reasonably request to carry out the transactions contemplated by this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLING STOCKHOLDER

        The Selling Stockholder hereby represents and warrants to the Corporation as follows:

    2.01        Organization and Qualification. The Selling Stockholder is a limited partnership duly organized and validly existing under the laws of the State of Delaware, and is duly qualified and is in good standing in the State of Delaware and in all jurisdictions in which the ownership of its property and the nature of its activities, or both, make such qualification necessary.

    2.02        Authority to Execute and Perform the Agreement; No Breach by the Selling Stockholder. The Selling Stockholder has the full legal right, power and authority, without the consent of any other person, and has received such approvals and taken such actions as are required, to enter into, execute and deliver this Agreement and all other agreements and instruments to be executed and delivered by the Selling Stockholder in connection therewith (the “Transaction Documents”). The Transaction Documents, when duly executed and delivered by the Selling Stockholder, will be the valid and binding obligations of the Selling Stockholder enforceable in accordance with their respective terms. The execution and delivery of the Transaction Documents, the consummation of the transactions contemplated hereby and thereby and the performance by the Selling Stockholder of the Transaction Documents in accordance with their respective terms will not (i) require the approval, consent or authorization of any federal, state, county, local or other governmental or regulatory body; or (ii) conflict with, result in a breach of, constitute an event of default under or require any approval, consent or authorization under any agreement or instrument to which the Selling Stockholder is a party or by which the Selling Stockholder may be bound.

    2.03        Title to Subject Shares. The Selling Stockholder owns beneficially and of record and has the full power and authority to convey to the Corporation the Subject Shares, free and clear of any liens, pledges, claims, options, charges or encumbrances of any type. The transfer of the Subject Shares to the Corporation hereunder will pass good and marketable title to the Subject Shares from the Selling Stockholder to the Corporation free and clear of any lien, pledge, claim, option, charge, or encumbrance of any type.

    2.04        Brokers or Finders. The Selling Stockholder is not obligated, directly or indirectly, to any person for investment banking, brokerage or finders’ fees, agents’ commissions, or any similar charges, in connection with this Agreement or the transactions contemplated hereby.

    2.05        Access; Information. The Selling Stockholder was granted and had full and unrestricted access to the Corporation’s business premises, offices, properties, and business, corporate, and financial books and records, including the Corporation’s financial statements, and the Selling Stockholder was permitted to examine the foregoing, question the other officers and directors of the Corporation, and make such other investigation as the Selling Stockholder considered appropriate to determine or verify the business condition (financial or otherwise) of the Corporation and to consummate the transactions contemplated by this Agreement. The Selling Stockholder has made such further investigation and examination of the affairs of the Corporation and has obtained such information relating thereto as the Selling Stockholder deems necessary to verify the accuracy and veracity of the information furnished to it. The Selling Stockholder has carefully considered and has, to the extent it believes such discussion to be necessary, discussed with its professional legal, tax and financial advisors the suitability of the redemption provided for herein, this Agreement, and the transactions described herein, and the Selling Stockholder has determined that consummation thereof are in Selling Stockholder’s best interests. Selling Stockholder acknowledges that it is responsible for and shall pay all taxes of whatever nature, whether state, federal, income, capital gains or otherwise, that may be due on the sale of the Subject Shares to the Corporation. The Selling Stockholder is an accredited investor within the meaning of Regulation D promulgated by the U.S. Securities Exchange Commission.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

        The Corporation hereby represents and warrants to the Selling Stockholder as follows:

    3.01        Organization and Qualification. The Corporation is a corporation duly organized and validly existing under the laws of the State of Delaware, and is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the ownership of its property and the nature of its activities, or both, make such qualification necessary.

    3.02        Authority to Execute and Perform the Agreement; No Breach by the Corporation. The Corporation has the corporate power and authority, and has received such approvals and taken such actions as are required, to enter into, execute and deliver this Agreement and the Transaction Documents to which the Corporation is a party. This Agreement and the Transaction Documents to which the Corporation is a party, when duly executed and delivered, will be valid and binding obligations of the Corporation enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement and the Transaction Documents to which the Corporation is a party, nor the consummation by the Corporation of the transactions contemplated hereby and thereby, will (i) require the approval, consent or authorization of any federal, state, county, local or other governmental or regulatory body; (ii) violate any provision of the articles of incorporation or bylaws of the Corporation; or (iii) conflict with, result in a breach of, constitute an event of default under, or require any consent, authorization or approval under, any agreement or instrument to which the Corporation is a party or by which the Corporation may be bound.

    3.03        Brokers or Finders. The Corporation is not obligated, directly or indirectly, to any person for investment banking, brokerage or finders’ fees, agents’ commissions, or any similar charges, in connection with this Agreement or the transactions contemplated hereby.

ARTICLE IV

COVENANTS OF THE SELLING STOCKHOLDER

        The Selling Stockholder covenants and agrees as follows:

    4.01        Post-Closing Date Access to Information. If after the Closing Date (as hereinafter defined), in order properly to prepare tax returns or other documents or reports required to be filed with governmental authorities or to accurately prepare the Corporation’s financial statements, it is necessary that the Corporation be furnished with additional information which is in the possession of the Selling Stockholder, the Selling Stockholder shall promptly furnish, or shall cause to be furnished, such information to the Corporation.

    4.02        Obligation of the Selling Stockholder to Indemnify. Subject to the terms and conditions of this Agreement, from and after the Closing Date, the Selling Stockholder agrees to indemnify, defend and hold harmless the Corporation, and each of its officers and directors from and against any and all losses, costs, damages (including incidental and consequential damages), liabilities or expenses (including court costs, reasonable attorney’s fees, interest expenses and amounts paid in compromise or settlement), suits, actions, claims, obligations, fines, penalties or assessments (collectively, the “Losses”) arising, directly or indirectly, or in whole or in part, out of (a) the failure of any representation and/or warranty of the Selling Stockholder contained in this Agreement to be true as of the date when made, or (b) the failure of the Selling Stockholder to comply with any covenant or agreement of the Selling Stockholder contained in this Agreement.

ARTICLE V

COVENANTS OF THE CORPORATION

        The Corporation covenants and agrees as follows:

    5.01        Post-Closing Date Access to Information. If after the Closing Date, in order properly to prepare tax returns or other documents or reports required to be filed with governmental authorities or the Selling Stockholder’s personal financial statements, it is necessary that the Selling Stockholder be furnished additional information that is in the possession of the Corporation, the Corporation shall promptly furnish or shall cause to be furnished, such information to the Selling Stockholder.

    5.02        Obligation of the Corporation to Indemnify. Subject to the terms and conditions of this Agreement, from and after the Closing Date, the Corporation agrees to indemnify, defend and hold harmless the Selling Stockholder from and against any and all Losses arising, directly or indirectly, or in whole or in part, out of (a) the failure of any representation and/or warranty of the Corporation contained in this Agreement to be true as of the date when made, or (b) the failure of the Corporation to comply with any covenant or agreement of the Corporation contained in this Agreement.

ARTICLE VI

CONDITIONS PRECEDENT

    6.01        Conditions Precedent to the Corporation’s Obligation to Close. The Corporation’s obligation to consummate the transactions contemplated by this Agreement shall be contingent on the following conditions as of the Closing Date:

(a)	the Selling Stockholder shall not be in breach of any of its representations, warranties or covenants set forth in this Agreement;

(b)	all documents, deliveries and other items set forth in Section 1.04 shall have been received by the Corporation; and

(c)	the Corporation shall have received third party financing in an amount sufficient to fund the Purchase Price and on terms and conditions satisfactory to the Corporation in its sole discretion.

    6.02        Conditions Precedent to the Sellers’ Obligation to Close. The Selling Stockholder’s obligation to consummate the transactions contemplated by this Agreement shall be contingent on the following conditions as of the Closing Date:

(a)	The Corporation shall not be in breach of any of its representations, warranties or covenants set forth in this Agreement; and

(b)	all documents, deliveries and other items set forth in Section 1.05 shall have been received by the Selling Stockholder.

ARTICLE VII

MISCELLANEOUS

    7.01        Further Instruments. From time to time at the reasonable request of either the Selling Stockholder or the Corporation (the “Requesting Party”), whether on or after the Closing Date, and without further consideration, the other party agrees to cooperate with the Requesting Party and to execute and deliver such further instruments of conveyance, authorization or transfer as the Requesting Party may reasonably request in order to assist the Requesting Party in the completion or recordation of the transactions contemplated by this Agreement.

    7.02        Survival. The representations and warranties made by the parties contained herein or on any schedule, exhibit, document, statement, certificate or other instrument referred to herein or delivered in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement and the Closing.

    7.03        Expenses. Each party to this Agreement shall bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby including, without limitation, all fees and expenses of agents, representatives, counsel and accountants.

    7.04        Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the internal law, and not the law of conflicts, of the State of Florida.

    7.05        The Entire Agreement; Modifications; Waiver. This Agreement, including all exhibits and schedules and the Transaction Documents, constitute the entire agreement among the parties pertaining to its subject matter and supersedes all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the parties and there are no warranties, representations, or other agreements, express or implied, made to any party in connection within the subject matter of this Agreement, except as specifically set forth in this Agreement or in the documents delivered pursuant to this Agreement. All schedules and exhibits referred to in this Agreement are intended to be and hereby are specifically made a part of this Agreement. To the fullest extent permitted by law, unless otherwise expressly provided by this Agreement, no supplement, modification, waiver or termination of this Agreement shall be binding unless executed, in writing, by the party to be bound thereby. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

    7.06        Notices. All notices, consents, requests, reports, demands or other communications hereunder shall be in writing or may be delivered personally, by registered or certified mail, or by facsimile transmission as follows:

If to the Corporation: 2003 Gandy Boulevard North Suite 800 St. Petersburg, Florida 33702 Attn: Mr. Michael P. Conroy, Vice President and Chief Financial Officer

If to the Selling Stockholder: Eureka I, L.P., 770 Township Line, Suite 150 Yardley, Pennsylvania 19067 Attn: Mr. Jonathan Zimblist

or to such other address or such other person or persons as the addressee party shall have last designated by notice to the other party. Notices shall be given by hand delivery or by overnight delivery service.

    7.07        Counterparts. This Agreement may be executed in as many counterparts as may be deemed necessary and convenient, and by the different parties hereto on separate counterparts, each of which when so executed shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

    7.08        Headings. The Article and Section headings in this Agreement are for convenience and reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision of this Agreement.

    7.09        Indemnity Claims. After the Closing, the Corporation and the Selling Stockholder shall promptly give notice to each other after any of them obtains knowledge of any claim, obligation, liability or action for which indemnification may be sought hereunder or prior to written notice of the commencement of a legal proceeding for which indemnification may be sought hereunder, whichever occurs first; provided that the failure to give such notice (other than notice of the commencement of the legal proceeding) shall not adversely affect any right of indemnification under this Agreement. The indemnifying party shall be entitled to control or defend any such legal proceedings, retain counsel reasonably satisfactory to the indemnified party, at the sole expense of the indemnifying party, and the indemnified party shall cooperate with the indemnifying party in the defense of such claim and shall have the right, but not the obligation, to participate in the defense at its own expense. If the indemnifying party elects not to direct such defense, the indemnified party shall have the right, at its own discretion, to direct such defense at the indemnifying party’s sole expense. The indemnifying party shall have the right to compromise or settle, with the indemnified party’s prior written approval, such approval not to be unreasonably withheld, any claim or litigation regarding which it is required to indemnify. As of the date hereof, none of the parties hereto are aware of any claims for which indemnification may be sought.

    7.10        Gender and Number. Any personal pronouns used in this Agreement shall include the other genders whether used in the masculine, feminine or neuter gender, and the singular shall include the plural, and vice versa, whenever and as often as may be appropriate.

    7.11        Severability. Should any provision of this Agreement be declared invalid, void or unenforceable for any reason, the remaining provisions hereof shall remain in full force and effect.

    7.12        Termination of the Securities Purchase Agreement. The Securities Purchase Agreement between the Corporation and the Selling Stockholder, dated June 26, 2002 (the “Purchase Agreement”) and all rights and duties deriving from the Purchase Agreement shall terminate and be of no further force and effect at the time of the Closing.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MTS MEDICATION TECHNOLOGIES, INC. a Deleware corporation (f/k/a/ Medical Technology Systems, Inc.

By:	___________________________________
Name:	Michael P. Conroy
Title:	Vice President

EUREKA I. L.P.

By:	Eureka Management, LP, its sole general partner
By:	Eureka Growth Capital Management, L.P., authorized representative
By:	Eureka Growth Capital Management, LLC, general partner of the authorized representative

By:	___________________________________
Name:	Jonathan Zimbalist
Title:	Executive Vice President

MUTUAL GENERAL RELEASE

        This Mutual General Release (the “Release”) is made and executed by and between MTS Medication Technologies, Inc., a Delaware corporation (f/k/a Medical Technology Systems, Inc.) (the “Corporation”), and Eureka I, L.P., a Delaware limited partnership (the “Selling Stockholder”) and is effective as of December 29, 2006.

        WHEREAS, Selling Stockholder desires to sell all of its Series A Convertible Participating Preferred Stock of the Corporation (the “Subject Shares”) to the Corporation pursuant to that certain Stock Redemption Agreement dated as of the date hereof (the “Redemption Agreement”); and

        WHEREAS, in connection with the Redemption Agreement, the Corporation and the Selling Stockholder agreed to exchange general releases which excepts only the obligations under the Redemption Agreement; and

        WHEREAS, the parties desire to mutually release each other from all obligations and liabilities as set forth herein, including all obligations and liabilities under the Agreement dated November ___, 2006 (the “Agreement”), in conjunction with the sale by Selling Stockholder of the Subject Shares and the redemption by the Corporation of the Subject Shares.

        NOW THEREFORE, in consideration of the mutual covenants, premises and agreements of the parties hereto and of the mutual benefits to be gained by the performance thereof and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties, for themselves and their respective heirs, personal representatives, successors and assigns, covenant and agree as follows:

        Selling Stockholder does hereby release and forever discharge the Corporation and its officers, directors, stockholders, agents, trustees, employees, legal representatives, successors and assigns of and from any and all claims, demands, liabilities, costs, expenses, actions and causes of action of whatsoever kind or nature, whether in law or equity, which Selling Stockholder ever had, now has or claims to have, whether known to him or not, against any of them, including, without limitation, any claims arising under the Agreement, except for the obligations set forth specifically in the Redemption Agreement.

        The Corporation, does hereby release and forever discharge Selling Stockholder and its direct and indirect partners, officers, employees, agent, controlling persons, legal representatives, successors and assigns of and from any and all claims, demands, liabilities, costs, expenses, actions and causes of action of whatsoever kind or nature, whether in law or equity, which the Corporation ever had, now have or claim to have, whether known to them or not, against Selling Stockholder, including, without limitation, any claims arising under the Agreement, except for the obligations set forth specifically in the Redemption Agreement.

        Each of the parties warrants and represents that no part of any of the above asserted or assertable claims have been assigned or transferred, and that they have full, exclusive and unencumbered right, title and interest in and to them. Each of the parties further warrants and represents that they have carefully read and fully understand this Release and have signed it voluntarily after being fully advised by legal counsel.

        This Release may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Transmission by facsimile of an executed counterpart signature page hereof by a party hereto shall constitute due execution and delivery of this Release by such party.

EUREKA I. L.P.

By:	Eureka Management, LP, its sole general partner
By:	Eureka Growth Capital Management, L.P., authorized representative
By:	Eureka Growth Capital Management, LLC, general partner of the authorized representative

By:	___________________________________
Name:	Jonathan Zimbalist
Title:	Executive Vice President

MTS MEDICATION TECHNOLOGIES, INC. a Deleware corporation (f/k/a/ Medical Technology Systems, Inc.

By:	___________________________________
Name:	Michael P. Conroy
Title:	Vice President